Exhibit 3.10

                           CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                          FOR NEVADA PROFIT CORPORATION
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: GameZnFlix, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     Article 1:

     "The name of this corporation is: TBC Global News Network, Inc."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 72%.

4. Effective date of filing (optional):
                 (must not be later than 90 days after the certificate is filed)


5.  Officer Signature (required):             /s/ John Fleming
                                              ----------------------------------
                                              John Fleming, CEO


May 7, 2009.